EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Offering Statement on Form 1-A, as amended, of our Independent Auditors' Report dated March 12, 2018 relating to the balance sheet of Building Bits Properties I, LLC as of December 31, 2017, and the related statements of operations, member’s equity, and cash flows for the period from February 24, 2017 (“Inception”) through December 31, 2017, and the related notes to the financial statements.

/s/ dbbmckennon

Newport Beach, California

September 7, 2018